Exhibit 99.1

Passage Bio Reports Third Quarter 2022 Financial Results And Provides Business Updates

●	Dosed first patient in final cohort, Cohort 4, in dose-ascending phase of Imagine-1 clinical trial for GM1 gangliosidosis; expect to dose the final patient in this phase of the trial by year-end
●	Plan to report initial safety and biomarker data from Cohorts 2 and 3 of Imagine-1 trial in December 2022
●	Dosed first patient in Cohort 1 of upliFT-D clinical trial for frontotemporal dementia
●	Company to streamline operations and refocus strategy, advancing Imagine-1 clinical trial for GM1 gangliosidosis, upliFT-D clinical trial for frontotemporal dementia and preclinical pipeline in adult CNS indications
●	Cash runway extended into 1H 2025
●	Management to host conference call today at 8:30 a.m. ET

PHILADELPHIA – November 10, 2022 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today provided business updates and reported financial results for the third quarter ended September 30, 2022.

“Passage Bio has tremendous potential to transform the lives of patients with devastating CNS orders for which there is significant unmet clinical need,” said William Chou, M.D., chief executive officer of Passage Bio. “To achieve this mission, we must be thoughtful in our allocation of resources to ensure we can deliver meaningful clinical data across our programs and maintain a best-in-class pipeline.”

“Moving forward, we are streamlining our operations and refocusing our efforts to advance our ongoing Imagine-1 and upliFT-D clinical trials, providing opportunity to demonstrate proof of concept across both pediatric and adult CNS indications, and continue to advance our preclinical programs through our partnership with Penn’s Gene Therapy Program,” Dr. Chou added. “As we realign our organization around this more focused strategy, we would like to thank the talented team at Passage, particularly those who are impacted by today’s announcement, for their commitment to the pursuit of our ambitious mission.”

Recent Business Updates

●	Dosed first patient in final cohort, Cohort 4 (early infantile, high dose), in dose-ascending phase of Imagine-1 clinical trial: Dosing of the final patient in Cohort 4 is expected by year-end. The company plans to host a webcast to report interim safety and biomarker data from Cohorts 2 (late infantile, high dose) and 3 (early infantile, low dose) in December 2022. Moving into 2023, the company plans to engage with regulatory agencies to align on the regulatory pathway for the program.

●	Dosed first patient in upliFT-D clinical trial: Continue to experience positive momentum across recruitment initiatives to support patient enrollment.

●	Appointed William Chou, M.D. as Chief Executive Officer: In October 2022, the company announced the appointment of William Chou, M.D. as chief executive officer and a member of the board. Dr. Chou is an accomplished executive with nearly twenty years of healthcare experience across a range of development and commercialization roles in rare diseases and gene therapy.

●	Company to streamline operations and refocus strategy to prioritize research & development and extend cash runway into the first half of 2025: The company will decrease operating expenses by reducing the workforce by approximately 23 percent and prioritizing research and development investments. Moving forward, the company will focus on advancing its Imagine-1 and upliFT-D clinical programs for GM1 gangliosidosis and frontotemporal dementia, respectively. The company will stop further clinical development of PBKR03 for Krabbe disease and explore strategic alternatives to advance this program, as well as its program for metachromatic leukodystrophy, PBML04. The company will also prioritize advancing its programs for amyotrophic lateral sclerosis and Huntington’s disease through its ongoing collaboration with the University of Pennsylvania’s Gene Therapy Program.

Anticipated Upcoming Milestones

●	Present initial safety and biomarker data for Cohorts 2 (late infantile, high dose) and 3 (early infantile, low dose) for Imagine-1 clinical trial for GM1 in December 2022.

Third Quarter 2022 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $213.8 million as of September 30, 2022, as compared to $239.3 million as of June 30, 2022. The Company expects current cash and cash equivalents to fund operations into the first half of 2025.
●	Research and Development (R&D) Expenses: R&D expenses were $15.4 million for the third quarter ended September 30, 2022, compared to $26.6 million for the same quarter in 2021. Acquired in-process R&D expenses were $1.5 million for the third quarter ended September 30, 2022, compared to $5.5 million in the same quarter of 2021.
●	General and Administrative (G&A) Expenses: G&A expenses were $10.7 million for the third quarter ended September 30, 2022, compared to $15.0 million for the same quarter in 2021.
●	Net Loss: Net loss was $26.7 million, or a net loss of $0.49 per basic and diluted share, for the third quarter ended September 30, 2022, compared to $46.9 million, or a net loss of $0.87 per basic and diluted share, for the same quarter in 2021.

Conference Call Details
Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To access the live conference call and webcast, please register here. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including progress of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share data)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$62,568	$128,965
Marketable securities	151,190	186,808
Prepaid expenses and other current assets	1,509	1,726
Prepaid research and development	7,257	7,567
Total current assets	222,524	325,066
Property and equipment, net	22,918	23,806
Right of use assets - operating leases	19,890	-
Other assets	4,720	6,204
Total assets	$270,052	$355,076
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,506	$9,448
Accrued expenses and other current liabilities	13,861	20,050
Operating lease liabilities	3,252	-
Total current liabilities	21,619	29,498
Operating lease liabilities - noncurrent	24,037	-
Deferred rent	-	6,921
Total liabilities	45,656	36,419

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,546,596 shares issued and outstanding at September 30, 2022 and 54,244,996 shares issued and outstanding at December 31, 2021	5	5
Additional paid-in capital	691,194	675,346
Accumulated other comprehensive income (loss)	(1,468)	(413)
Accumulated deficit	(465,335)	(356,281)
Total stockholders’ equity	224,396	318,657
Total liabilities and stockholders’ equity	$270,052	$355,076

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Operating expenses:
Research and development	$15,362	$26,623	$68,396	$84,705
Acquired in-process research and development	1,500	5,500	3,000	7,000
General and administrative	10,664	14,978	38,754	42,864
Loss from operations	(27,526)	(47,101)	(110,150)	(134,569)
Interest income, net	825	186	1,096	337
Net loss	$(26,701)	$(46,915)	$(109,054)	$(134,232)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.49)	$(0.87)	$(2.01)	$(2.53)
Weighted average common shares outstanding, basic and diluted	54,473,945	53,995,560	54,379,397	53,080,645
Comprehensive loss:
Net loss	$(26,701)	$(46,915)	$(109,054)	$(134,232)
Unrealized gain (loss) on marketable securities	110	14	(1,055)	45
Comprehensive loss	$(26,591)	$(46,901)	$(110,109)	$(134,187)